Exhibit 99.3

2200 East Pratt Boulevard    —    Elk Grove Village, Illinois 60007-5995    —    U.S.A.

January 9, 2014

Dear MSC Employees,

Today we announced that Material Sciences Corporation has entered into a definitive merger agreement to be acquired by an affiliate of New Star Metals Inc. for $12.75 per share. We believe this strategic combination with New Star Metals will provide tremendous opportunities for our company and our employees. New Star Metals is based in Burr Ridge, IL and provides steel processing, building products and supply chain management across a diverse array of end markets through its four divisions: Electric Coating Technologies, Premier Resource Group, World Class Corrugating and Canfield Metal Coating Corporation. New Star Metals is owned by an affiliate of Insight Equity Holdings LLC a private equity firm headquartered in Southlake, Texas.

You can learn more about these companies by visiting their websites;

Insight Equity Holdings LLC	http://www.insightequity.com/
New Star Metals Inc.	http://www.newstarmetals.com/
Electric Coating Technologies	http://www.ectllc.com/
Premier Resource Group	http://www.prgsteel.com/
World Class Corrugating	http://www.wccorr.com/
Canfield Metal Coatings	http://www.canfieldcoating.com/

The Board of Directors and I have great confidence that this deal represents the best interests of our shareholders, company and employees. It should be pointed out that this transaction is a direct reflection of the hard work, dedication and sacrifice that each of us has made for the continued success of MSC over many years. While we have a great amount of confidence that this transaction will be consummated in the coming months, it is important that we remain steadfast in our commitment to operational excellence, innovation and best-in-class customer support.

This transaction is subject to the receipt of shareholder and regulatory approval and other customary closing conditions. The details of the transaction will be disclosed in documents that will be publicly filed with the Securities and Exchange Commission. Once the transaction closes, MSC will become an indirect subsidiary of New Star Metals and will no longer be a publicly traded company.

In closing, I realize that news like this will bring about a great number of questions from everyone and management will do their best to keep you up to date on the transaction progress. The Securities and Exchange Commission has strict rules regarding communication on pending transactions and it is absolutely imperative that you do not discuss this matter with the media, investors, or customers at this point in time. Please route any third party requests for information to Jim Pawlak and he will work with the appropriate member of the leadership team to properly respond to any inquiries.

Once again, thank you for the commitment and contributions that you have made to MSC over the years. Because of your efforts, we have been able to generate value for our shareholders and position this company for an exciting future.

Sincerely,

Clifford Nastas
Chief Executive Officer
Material Sciences Corporation

Forward-Looking Statements

Statements contained in this letter regarding the proposed transaction, the expected timetable for completing the transaction, the potential benefits of the transaction, and other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, uncertainties as to the timing of the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that alternative acquisition proposals will be made; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the merger; the effect of the announcement of the merger on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors set forth from time to time in the Company’s other filings with the SEC, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, the Company will file a proxy statement with the SEC. THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MATERIAL SCIENCES CORPORATION AND THE MERGER. The Company’s stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Material Sciences Corporation with the SEC may be obtained free of charge from the Company’s website at www.matsci.com, or by directing a request to the Company at 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007, Attn: James Pawlak.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on May 30, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.